Exhibit 99.1

SOUTH AMERICAN GOLD SIGNS MEMORANDUM OF UNDERSTANDING FOR ACQUISITION

Richmond, IN, USA May 1, 2013: South American Gold Corp. (OTC QB: SAGD) is pleased to announce it has signed a Memorandum of Understanding to acquire an eighty percent interest in the Kelly Project, with an option to acquire a one hundred per cent interest.

The Kelly Project consists of sixteen unpatented mining claims covering approximately three hundred and twenty hundred acres in western Montana. The project is located in the Marysville Mining District :exploration activity occurred on the property in the 1880’s, with some exploration conducted by AMAX in the 1980’s. Recent field work was conducted in the 1999-2011 work season. There are existing adits and workings, for which South American Gold will seek the required permits for re-opening and sampling.

The Memorandum of Understanding contemplates a definitive agreement to be signed within one hundred and eighty days, which will require a work commitment of $25,000 through 2014 and $350,000 within a ten year period,to earn an eighty percent participating interest. The work commitment will also include a five percent (5%) royalty on all production, which can be purchased for $500,000. South American Gold has the option to purchase a one hundred percent interest for $1,000,000.

The Companye considers the Kelly project to be an early-stage gold, silver, and copper prospect. Our objective is to drill underground in order to determine the extent of previously identified veins. We have retained an experienced local mining engineer to assist with work on the Kelly project, the Baltimore Silver Mine project, and any new acquisitions in the area."

Investors who would like further information are urged to read our 8k filing of May 1, 2013.

About South American Gold (OTC BB: SAGD):

The Company’s objective is build a pipeline of mining projects, to  explore and develop  commercially viable mineral deposits in North and South America,  in southeastern Europe. The Company focuses principally on historic mining districts areas that are home to established gold or silver deposits, including highly prospective districts with exploration potential, or medium term production potential.

Investor Inquiries:

1-765-356-9726

Email: info@sagoldcorp.com

Web Site: www.sagoldcorp.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of South American Gold Corp. management and reflect South American Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of South American Gold Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, South American Gold Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings. Investors are encouraged to review all filings.